--------------------------------------------------------------------------------
                                        NOVEMBER 1, 2000  /  PROSPECTUS
--------------------------------------------------------------------------------




J.P. MORGAN DIVERSIFIED FUND




                                       -----------------------------------------
                                       A balanced fund seeking high total return with reduced risk












This prospectus contains essential
information for anyone investing in
the fund. Please read it carefully
and keep it for reference.

As with all mutual funds, the fact
that these shares are registered with
the Securities and Exchange Commission
does not mean that the commission approves them or guarantees that the information in this prospectus is correct or adequate. It is a criminal offense for anyone to state or suggest otherwise.

Distributed by Funds Distributor, Inc.                           JPMORGAN

CONTENTS
--------------------------------------------------------------------------------

1    J.P. MORGAN DIVERSIFIED FUND

The fund's goal, investment approach, risks, expenses and performance

Fund description ..............................................................1
Performance ...................................................................2
Investor expenses .............................................................2


3    DIVERSIFIED MANAGEMENT APPROACH

J.P. Morgan ...................................................................3
J.P. Morgan Diversified Fund ..................................................3
Who may want to invest ........................................................3
Investment process ............................................................4


6    YOUR INVESTMENT

Investing in the J.P. Morgan Diversified Fund

Investing through a financial professional ....................................6
Investing through an employer-sponsored retirement plan .......................6
Investing through an IRA or rollover IRA ......................................6
Investing directly ............................................................6
Opening your account ..........................................................6
Adding to your account ........................................................6
Selling shares ................................................................7
Account and transaction policies ..............................................7
Dividends and distributions ...................................................8
Tax considerations ............................................................8


9    FUND DETAILS

More about risk and the fund's business operations

Master/feeder structure .......................................................9
Management and administration .................................................9
Risk and reward elements .....................................................10
Investments ..................................................................13
Financial highlights .........................................................15


FOR MORE INFORMATION .................................................back cover

J.P. MORGAN DIVERSIFIED FUND                  TICKER SYMBOL: PPDVX
--------------------------------------------------------------------------------
                                              REGISTRANT NAME: J.P. MORGAN FUNDS
[GRAPHIC] RISK/RETURN SUMMARY                 (J.P. MORGAN DIVERSIFIED FUND)

For a more detailed discussion of the fund's investments and its main risks, as well as fund strategies, please see pages 10-14.


[GRAPHIC] GOAL
The fund seeks to provide a high total return from a diversified portfolio of stocks and bonds. This goal can be changed without shareholder approval.


[GRAPHIC] PRINCIPAL STRATEGIES
INVESTMENT APPROACH

Drawing on a variety of analytical tools, the portfolio management team allocates assets among various types of stock and bond investments, based on the model allocation shown on the right of this page. The team periodically adjusts the fund's actual asset allocation according to the relative attractiveness of each asset class.



Within this asset allocation framework, the team selects the fund's securities. With the stock portion of the portfolio, the fund keeps its economic sector weightings in line with the markets in which it invests, while actively seeking the most attractive stocks within each sector. In choosing individual stocks, the team ranks them according to their relative value using a proprietary model that incorporates research from J.P. Morgan's worldwide network of analysts. Foreign stocks are chosen using a similar process, while also monitoring country allocation and currency exposure.


With the bond portion of the portfolio, the team uses fundamental, economic, and capital markets research to select securities. The team actively manages the mix of U.S. and foreign bonds while typically keeping duration - a common measurement of sensitivity to interest rate movements - within one year of the average for the U.S. investment-grade bond universe (currently about 5 years).

PRINCIPAL RISKS
The value of your investment in the fund will fluctuate in response to movements in the stock and bond markets. The fund's broad diversification among asset classes and among individual stocks and bonds is more effective in reducing volatility when asset classes perform differently. Fund performance will also depend on the management team's asset allocation and securities selection.

To the extent the portfolio invests in foreign securities, it could lose money because of foreign government actions, political instability, currency fluctuation or lack of adequate and accurate information. While the portfolio may engage in options, futures and foreign currency transactions for hedging or risk management purposes only, these transactions sometimes may reduce returns or increase volatility.

Over the long term, investors can anticipate that the fund's total return and volatility should exceed those of bonds but remain less than those of medium- and large-capitalization domestic stocks.

An investment in a fund is not a deposit of any bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. You could lose money if you sell when the fund's share price is lower than when you invested.

MODEL ALLOCATION

[PIE CHART]
52% medium- and large-cap U.S. stocks
35% U.S. and foreign bonds
10% foreign stocks
3% small-cap U.S. stocks

PORTFOLIO MANAGEMENT


The fund's assets are managed by J.P. Morgan, which currently manages over $373 billion, including more than $6.8 billion using the same strategy as the fund.



The portfolio management team is led by John M. Devlin, Vice President, who joined the team in December of 1993 and has been at J.P. Morgan since 1986, and Anne Lester, Vice President, who joined the team in June of 2000 and has been at J.P. Morgan since 1992. Prior to managing this fund, Ms. Lester worked in the Product Development group and as a fixed income and currency trader and portfolio manager in Milan.


--------------------------------------------------------------------------------
BEFORE YOU INVEST

Investors considering the fund should understand that:


- The fund seeks to achieve its goal by investing its assets in a master portfolio, which is another fund with the same goal.


- There is no assurance that the fund will meet its investment goal.

- The fund does not represent a complete investment program.


1  /  J.P. MORGAN DIVERSIFIED FUND

--------------------------------------------------------------------------------

PERFORMANCE (UNAUDITED)

The bar chart and table shown below provide some indication of the risks of investing in J.P. Morgan Diversified Fund.

The bar chart indicates some of the risks by showing changes in the performance of the fund's shares from year to year for the fund's last 6 calendar years.

The table indicates some of the risks by showing how the fund's average annual returns for the past one and five years and for the life of the fund compared to the Fund Benchmark and the S&P 500 Index. The Fund Benchmark is a composite benchmark of unmanaged indices that corresponds to the fund's model allocation and that consists of the S&P 500 (52%), Russell 2000 (3%), Salomon Smith Barney Broad Investment Grade Bond (35%), and MSCI EAFE (10%) indices. The S&P 500 Index is an unmanaged index of U.S. stocks widely used as a measure of overall U.S. stock market performance.

The fund's past performance does not necessarily indicate how the fund will perform in the future.

[CHART]

------------------------------
YEAR-BY-YEAR TOTAL RETURN (%)      Shows changes in returns by calendar year (1,2)
---------------------------------------------------------------------------------------------
                                   1994      1995      1996      1997      1998      1999
                                   0.60      26.47     13.42     18.47     18.29     13.87
---------------------------------------------------------------------------------------------


- J.P. MORGAN DIVERSIFIED FUND
The fund's year-to-date total return as of 9/30/00 is -1.33%. For the period covered by this year-by-year total return chart, the fund's highest quarterly return was 13.39% (for the quarter ended 12/98); and the lowest quarterly return was -6.23% (for the quarter ended 9/98).



------------------------------
AVERAGE ANNUAL TOTAL RETURN (%)    Shows performance over time, for periods ended December 31, 1999(1)
---------------------------------------------------------------------------------------------
                                                    Past 1 yr.   Past 5 yrs.  Life of fund(1)
J.P. MORGAN DIVERSIFIED FUND (after expenses)          13.87        18.01       14.33
---------------------------------------------------------------------------------------------
FUND BENCHMARK (no expenses)                           13.71        19.29       15.50
---------------------------------------------------------------------------------------------
S&P 500 INDEX (no expenses)                            21.04        28.55       22.96
---------------------------------------------------------------------------------------------


================================================================================

INVESTOR EXPENSES

The expenses of the fund are shown at right. The fund has no sales, redemption, exchange, or account fees, although some institutions may charge you a fee for shares you buy through them. The annual fund expenses are deducted from fund assets prior to performance calculations.


--------------------------------------
ANNUAL FUND OPERATING EXPENSES(3)(%)
(expenses that are deducted from fund
assets)
--------------------------------------
Management fees                   0.55

Distribution (Rule 12b-1) fees    none

Other expenses                    0.43
--------------------------------------
TOTAL ANNUAL FUND
OPERATING EXPENSES                0.98
--------------------------------------


--------------------------------------------------------------------------------
EXPENSE EXAMPLE
--------------------------------------------------------------------------------


The example below is intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds. The example assumes:
$10,000 initial investment, 5% return each year, and total operating expenses unchanged, and all shares sold at the end of each time period. The example is for comparison only; the fund's actual return and your actual costs may be higher or lower.



--------------------------------------------------------------------------------
                1 yr.       3 yrs.         5 yrs.         10 yrs.
YOUR COST ($)   100          312            542            1,201
--------------------------------------------------------------------------------


(1) The fund commenced operations on 12/15/93. For the period 9/30/93 through 12/31/93 returns reflect performance of J.P. Morgan Institutional Diversified Fund, the predecessor of the fund.

(2) The fund's fiscal year end is 6/30.


(3) The fund has a master/feeder structure as described on page 9. This table shows the fund's expenses and its share of master portfolio expenses for the past fiscal year, expressed as a percentage of the fund's average net assets.





                                            J.P. MORGAN DIVERSIFIED FUND    /  2

DIVERSIFIED MANAGEMENT APPROACH
--------------------------------------------------------------------------------


J.P. MORGAN
Known for its commitment to proprietary research and its disciplined investment strategies, J.P. Morgan is the asset management choice for many of the world's most respected corporations, financial institutions, governments, and individuals. Today, J.P. Morgan employs approximately 430 research analysts, capital market researchers, portfolio managers and traders around the world and has more than $373 billion in assets under management, including assets managed by the fund's advisor, J.P. Morgan Investment Management Inc.



J.P. MORGAN DIVERSIFIED FUND
This fund invests in a diversified portfolio of stocks and bonds by investing through a master portfolio (another fund with the same goal). As a shareholder, you should anticipate risks and rewards beyond those of a typical bond fund, but less than those of most stock funds.

--------------------------------------------------------------------------------
WHO MAY WANT TO INVEST

The fund is designed for investors who:

-  are pursuing a long-term goal such as retirement

-  want an investment with the potential to outpace inflation

-  seek less risk than a fund investing completely in stocks

- prefer to leave asset allocation decisions in the hands of an investment professional

The fund is not designed for investors who:

- are looking for the higher long-term potential growth (with the higher risks) of a fund investing completely in stocks

-  require regular income or stability of principal

-  are pursuing a short-term goal or investing emergency reserves


3  /  DIVERSIFIED MANAGEMENT APPROACH

--------------------------------------------------------------------------------


DIVERSIFIED INVESTMENT PROCESS
The J.P. Morgan Diversified Fund allocates assets among various types of stock and bond investments. The mix of equities and fixed income is based on the depth of J.P. Morgan's research and the sophistication of its analytical systems. Using a team-oriented approach, J.P. Morgan seeks to gain insights in a broad range of distinct areas and takes positions in many different ones, helping the fund to limit exposure to concentrated sources of risk.

In managing the equity portion of the fund, J.P. Morgan employs a three-step process:

[GRAPHIC]
J.P. Morgan analysts develop proprietary fundamental research


RESEARCH J.P. Morgan takes an in-depth look at company prospects over a relatively long period -- often as much as five years -- rather than focusing on near-term expectations. This approach is designed to provide insight into a company's real growth potential. J.P. Morgan's in-house research is developed by an extensive worldwide network of over 150 career analysts. The team of analysts dedicated to U.S. equities includes more than 20 members, with an average of over 11 years of experience.


[GRAPHIC]
Stocks in each industry are ranked with the help of models

VALUATION The research findings allow J.P. Morgan to rank the companies in each industry group according to their relative value. The greater a company's estimated worth compared to the current market price of its stock, the more undervalued the company. The valuation rankings are produced with the help of a variety of models that quantify the research team's findings.

[GRAPHIC]
Using research and valuations, the fund's management team chooses stocks for the fund

STOCK SELECTION The fund buys and sells stocks according to its own policies, using the research and valuation rankings as a basis. In general, the fund's management team buys stocks that are identified as undervalued and considers selling them when they appear overvalued. Along with attractive valuation, the fund's managers often consider a number of other criteria:

- catalysts that could trigger a rise in a stock's price

- high potential reward compared to potential risk

- temporary mispricings caused by market overreactions


                                         DIVERSIFIED MANAGEMENT APPROACH   /   4

--------------------------------------------------------------------------------


In managing the fixed income portion of the fund, J.P. Morgan employs a three-step process that combines sector allocation, fundamental research for identifying portfolio securities, and duration management:


[GRAPHIC]
The fund invests across a range of different types of securities

SECTOR ALLOCATION The sector allocation team meets monthly, analyzing the fundamentals of a broad range of sectors in which the fund may invest. The team seeks to enhance performance and manage risk by underweighting or overweighting sectors.

[GRAPHIC]
The fund makes its portfolio decisions as described earlier in this prospectus

SECURITY SELECTION Relying on the insights of different specialists, including credit analysts, quantitative researchers, and dedicated fixed income traders, the portfolio managers make buy and sell decisions according to the fund's goal and strategy.

[GRAPHIC]
J.P. Morgan uses a disciplined process to control the fund's sensitivity to interest rates

DURATION MANAGEMENT Forecasting teams use fundamental economic factors to develop strategic forecasts of the direction of interest rates. Based on these forecasts, strategists establish the fund's target duration, a common measurement of a security's sensitivity to interest rate movements. For securities owned by the fund, duration measures the average time needed to receive the present value of all principal and interest payments by analyzing cash flows and interest rate movements. The fund's duration is generally shorter than the fund's average maturity because the maturity of a security only measures the time until final payment is due. The fund's target duration typically remains relatively close to the duration of the market as a whole, as represented by the fund's benchmark. The strategists closely monitor the fund and make tactical adjustments as necessary.


5  /  DIVERSIFIED MANAGEMENT APPROACH

YOUR INVESTMENT
--------------------------------------------------------------------------------

INVESTING THROUGH A FINANCIAL PROFESSIONAL
If you work with a financial professional, either at J.P. Morgan or elsewhere, he or she is prepared to handle your planning and transaction needs. Your financial professional will be able to assist you in establishing your fund account, executing transactions, and monitoring your investment. If your fund investment is not held in the name of your financial professional and you prefer to place a transaction order yourself, please use the instructions for investing directly.


INVESTING THROUGH AN EMPLOYER-SPONSORED RETIREMENT PLAN
Your fund investments are handled through your plan. Refer to your plan materials or contact your benefits office for information on buying, selling, or exchanging fund shares.


INVESTING THROUGH AN IRA OR ROLLOVER IRA
Please contact a J.P. Morgan Retirement Services Specialist at 1-888-576-4472 for information on J.P. Morgan's comprehensive IRA services, including lower minimum investments.


INVESTING DIRECTLY
Investors may establish accounts without the help of an intermediary by using the instructions below and at right:

- Determine the amount you are investing. The minimum amount for initial investments in the fund is $2,500 and for additional investments $500, although these minimums may be less for some investors. For more information on minimum investments, call 1-800-521-5411.

- Complete the application, indicating how much of your investment you want to allocate to which fund(s). Please apply now for any account privileges you may want to use in the future, in order to avoid the delays associated with adding them later on.

- Mail in your application, making your initial investment as shown at right.

For answers to any questions, please speak with a J.P. Morgan Funds Services Representative at 1-800-521-5411.


OPENING YOUR ACCOUNT

BY WIRE
- Mail your completed application to the Shareholder Services Agent.

- Call the Shareholder Services Agent to obtain an account number and to place a purchase order. FUNDS THAT ARE WIRED WITHOUT A PURCHASE ORDER WILL BE RETURNED UNINVESTED.

- After placing your purchase order, instruct your bank to wire the amount of your investment to:

     Morgan Guaranty Trust Company of New York-Delaware
     ROUTING NUMBER: 031-100-238
     CREDIT: Morgan Guaranty Trust Shareholder Services
     ACCOUNT NUMBER: 000-73-836
     FFC: Your account number, name of registered owner(s) and fund name


BY CHECK

- Make out a check for the investment amount payable to J.P. Morgan Funds.

- Mail the check with your completed application to the Transfer Agent.

BY EXCHANGE
- Call the Shareholder Services Agent to effect an exchange.


ADDING TO YOUR ACCOUNT

BY WIRE
- Call the Shareholder Services Agent to place a purchase order. FUNDS THAT ARE WIRED WITHOUT A PURCHASE ORDER WILL BE RETURNED UNINVESTED.

- Once you have placed your purchase order, instruct your bank to wire the amount of your investment as described above.

BY CHECK
- Make out a check for the investment amount payable to J.P. Morgan Funds.

- Mail the check with a completed investment slip to the Transfer Agent. If you do not have an investment slip, attach a note indicating your account number and how much you wish to invest in which fund(s).

BY EXCHANGE
- Call the Shareholder Services Agent to effect an exchange.


                                                       YOUR INVESTMENT    /    6

--------------------------------------------------------------------------------

SELLING SHARES

BY PHONE -- WIRE PAYMENT
- Call the Shareholder Services Agent to verify that the wire redemption privilege is in place on your account. If it is not, a representative can help you add it.

- Place your wire request. If you are transferring money to a non-Morgan account, you will need to provide the representative with the personal identification number (PIN) that was provided to you when you opened your fund account.

BY PHONE -- CHECK PAYMENT
- Call the Shareholder Services Agent and place your request. Once your request has been verified, a check for the net amount, payable to the registered owner(s), will be mailed to the address of record. For checks payable to any other party or mailed to any other address, please make your request in writing (see below).

IN WRITING
- Write a letter of instruction that includes the following information: The name of the registered owner(s) of the account; the account number; the fund name; the amount you want to sell; and the recipient's name and address or wire information, if different from those of the account registration.

- Indicate whether you want the proceeds sent by check or by wire.

- Make sure the letter is signed by an authorized party. The Shareholder Services Agent may require additional information, such as a signature guarantee.

- Mail the letter to the Shareholder Services Agent.

BY EXCHANGE
- Call the Shareholder Services Agent to effect an exchange.

REDEMPTION IN KIND
- The fund reserves the right to make redemptions of over $250,000 in securities rather than in cash.

ACCOUNT AND TRANSACTION POLICIES

TELEPHONE ORDERS The fund accepts telephone orders from all shareholders. To guard against fraud, the fund requires shareholders to use a PIN and may record telephone orders or take other reasonable precautions. However, if the fund does take such steps to ensure the authenticity of an order, you may bear any loss if the order later proves fraudulent.

EXCHANGES You may exchange shares in this fund for shares in any other J.P. Morgan or J.P. Morgan Institutional mutual fund at no charge (subject to the securities laws of your state). When making exchanges, it is important to observe any applicable minimums. Keep in mind that for tax purposes an exchange is considered a sale.

The fund may alter, limit, or suspend its exchange policy at any time.


BUSINESS HOURS AND NAV CALCULATIONS The fund's regular business days and hours are the same as those of the New York Stock Exchange (NYSE). The fund calculates its net asset value per share (NAV) every business day as of the close of trading on the NYSE (normally 4:00 p.m. eastern time). The fund's securities are typically priced using market quotes or pricing services. When these methods are not available or do not represent a security's value at the time of pricing (e.g., when an event occurs after the close of trading on a foreign exchange that would materially impact a security's value at the time the fund calculates its NAV), the security is valued in accordance with the fund's fair valuation procedures.



TIMING OF ORDERS Orders to buy or sell shares are executed at the next NAV calculated after the order has been accepted. Orders are accepted until the close of trading on the NYSE every business day and are executed the same day, at that day's NAV. The fund has the right to suspend redemption of shares as permitted by law and to postpone payment of proceeds for up to seven days.


--------------------------------------------------------------------------------

TRANSFER AGENT
STATE STREET BANK AND TRUST COMPANY
P.O. Box 8411
Boston, MA 02266-8411
Attention: J.P. Morgan Funds Services


SHAREHOLDER SERVICES AGENT
Morgan Christiana Center
J.P. MORGAN FUNDS SERVICES - 2/OPS3
500 Stanton Christiana Road
Newark, DE 19713
1-800-521-5411



Representatives are available 8:00 a.m. to 6:00 p.m. eastern time on fund business days.



7  /  YOUR INVESTMENT

--------------------------------------------------------------------------------


TIMING OF SETTLEMENTS When you buy shares, you will become the owner of record when the fund receives your payment, generally the day following execution. When you sell shares, the proceeds are generally available the day following execution and will be forwarded according to your instructions.


When you sell shares that you recently purchased by check, your order will be executed at the next NAV but the proceeds will not be available until your check clears. This may take up to 15 days.

STATEMENTS AND REPORTS The fund sends monthly account statements as well as confirmations after each purchase or sale of shares (except reinvestments). Every six months the fund sends out an annual or semi-annual report containing information on its holdings and a discussion of recent and anticipated market conditions and fund performance.

ACCOUNTS WITH BELOW-MINIMUM BALANCES If your account balance falls below the minimum for 30 days as a result of selling shares (and not because of performance), the fund reserves the right to request that you buy more shares or close your account. If your account balance is still below the minimum 60 days after notification, the fund reserves the right to close out your account and send the proceeds to the address of record.


DIVIDENDS AND DISTRIBUTIONS
The fund typically pays income dividends four times a year and makes capital gains distributions, if any, once a year. However, the fund may make more or fewer payments in a given year, depending on its investment results and its tax compliance situation. These dividends and distributions consist of most or all of the fund's net investment income and net realized capital gains.

Dividends and distributions are reinvested in additional fund shares. Alternatively, you may instruct your financial professional or J.P. Morgan Funds Services to have them sent to you by check, credited to a separate account, or invested in another J.P. Morgan Fund.

TAX CONSIDERATIONS

In general, selling shares, exchanging shares, and receiving distributions (whether reinvested or taken in cash) are all taxable events. These transactions typically create the following tax liabilities for taxable accounts:

--------------------------------------------------------------------------------
  TRANSACTION                     TAX STATUS
--------------------------------------------------------------------------------
  Income dividends                Ordinary income
  Short-term capital gains        Ordinary income
  distributions
  Long-term capital gains         Capital gains
  distributions
  Sales or exchanges of shares    Capital gains or losses
  owned for more than one year
  Sales or exchanges of shares    Gains are treated as ordinary
  owned for one year or less      income; losses are subject
                                  to special rules

Because long-term capital gains distributions are taxable as capital gains regardless of how long you have owned your shares, you may want to avoid making a substantial investment when the fund is about to declare a long-term capital gains distribution.

Every January, the fund issues tax information on its distributions for the previous year.

Any investor for whom the fund does not have a valid taxpayer identification number will be subject to backup withholding for taxes.

The tax considerations described in this section do not apply to tax-deferred accounts or other non-taxable entities.

Because each investor's tax circumstances are unique, please consult your tax professional about your fund investment.


                                                         YOUR INVESTMENT   /   8

FUND DETAILS
--------------------------------------------------------------------------------

MASTER/FEEDER STRUCTURE
As noted earlier, the fund is a series of J.P. Morgan Funds, a Massachusetts business trust, and is a "feeder" fund that invests in a master portfolio. (Except where indicated, this prospectus uses the term "the fund" to mean the feeder fund and its master portfolio taken together.)

The master portfolio accepts investments from other feeder funds, and all the feeders bear the master portfolio's expenses in proportion to their assets. However, each feeder can set its own transaction minimums, fund-specific expenses and other conditions. This means that one feeder could offer access to the same master portfolio on more attractive terms, or could experience better performance, than another feeder. Information about other feeders is available by calling 1-800-521-5411. Generally, when the master portfolio seeks a vote, the feeder fund will hold a shareholder meeting and cast its vote proportionately, as instructed by its shareholders. Fund shareholders are entitled to one full or fractional vote for each dollar or fraction of a dollar invested.

The feeder fund and its master portfolio expect to maintain consistent goals, but if they do not, the feeder fund will withdraw from the master portfolio, receiving its assets either in cash or securities. The feeder fund's trustees would then consider whether the feeder fund should hire its own investment adviser, invest in a different master portfolio, or take other action.


MANAGEMENT AND ADMINISTRATION
The feeder fund and its master portfolio are governed by the same trustees. The trustees are responsible for overseeing all business activities. The trustees are assisted by Pierpont Group, Inc., which they own and operate on a cost basis; costs are shared by all funds governed by these trustees. Funds Distributor, Inc., as co-administrator, along with J.P. Morgan, provides fund officers. J.P. Morgan, as co-administrator, oversees the fund's other service providers.



J.P. Morgan receives the following fees for investment advisory and other services:


--------------------------------------------------------------------------------
  ADVISORY SERVICES           0.55% of the master portfolio's
                              average net assets

  ADMINISTRATIVE SERVICES     Master portfolio's and fund's pro-
  (fee shared with Funds      rata portions of 0.09% of the first
  Distributor, Inc.)          $7 billion in J.P. Morgan-advised
                              portfolios, plus 0.04% of average
                              net assets over $7 billion

  SHAREHOLDER SERVICES        0.25% of the fund's average
                              net assets


J.P. Morgan may pay fees to certain firms and professionals for providing recordkeeping or other services in connection with investments in the fund.



9   /   FUND DETAILS

--------------------------------------------------------------------------------

RISK AND REWARD ELEMENTS

This table discusses the main elements that make up the fund's overall risk and reward characteristics. It also out lines the fund's policies toward various investments, including those that are designed to help the fund manage risk.

--------------------------------------------------------------------------------
POTENTIAL RISKS
--------------------------------------------------------------------------------
WHEN-ISSUED AND DELAYED DELIVERY SECURITIES
- When the fund buys securities before issue or for delayed delivery, it could be exposed to leverage risk if it does not use segregated accounts

SHORT-TERM TRADING
-  Increased trading would raise the fund's brokerage and related costs

- Increased short-term capital gains distributions would raise shareholders' income tax liability

DERIVATIVES
- Derivatives such as futures, options, swaps, and forward foreign currency contracts that are used for hedging the portfolio or specific securities may not fully offset the underlying positions(1) and this could result in losses to the fund that would not have otherwise occurred

- Derivatives used for risk management may not have the intended effects and may result in losses or missed opportunities

-  The counterparty to a derivatives contract could default

-  Derivatives that involve leverage could magnify losses

- Certain types of derivatives involve costs to the fund which can reduce returns

SECURITIES LENDING
- When the fund lends a security, there is a risk that the loaned securities may not be returned if the borrower defaults

- The collateral will be subject to the risks of the securities in which it is invested

--------------------------------------------------------------------------------
POTENTIAL REWARDS
--------------------------------------------------------------------------------
WHEN-ISSUED AND DELAYED DELIVERY SECURITIES
-  The fund can take advantage of attractive transaction opportunities

SHORT-TERM TRADING
-  The fund could realize gains in a short period of time

- The fund could protect against losses if a stock is overvalued and its value later falls

DERIVATIVES
- Hedges that correlate well with underlying positions can reduce or eliminate losses at low cost

- The fund could make money and protect against losses if management's analysis proves correct

- Derivatives that involve leverage could generate substantial gains at low cost

SECURITIES LENDING
- The fund may enhance income through the investment of the collateral received from the borrower

--------------------------------------------------------------------------------
POLICIES TO BALANCE RISK AND REWARD
--------------------------------------------------------------------------------
WHEN-ISSUED AND DELAYED DELIVERY SECURITIES
-  The fund uses segregated accounts to offset leverage risk

SHORT-TERM TRADING

- The fund generally avoids short-term trading, except to take advantage of attractive or unexpected opportunities or to meet demands generated by shareholder activity; the turnover rate for the fund for its most recent fiscal year end is 217%


DERIVATIVES
- The fund uses derivatives, such as futures, options, swaps and forward foreign currency contracts, for hedging and for risk management (i.e., to adjust duration or yield curve exposure, or to establish or adjust exposure to particular securities, markets or currencies); risk management may include management of the fund's exposure relative to its benchmark

- The fund only establishes hedges that it expects will be highly correlated with underlying positions

- While the fund may use derivatives that incidentally involve leverage, it does not use them for the specific purpose of leveraging the portfolio

SECURITIES LENDING
-  J.P. Morgan maintains a list of approved borrowers

- The fund receives collateral equal to at least 100% of the current value of the securities loaned

-  The lending agents indemnify the fund against borrower default

- J.P. Morgan's collateral investment guidelines limit the quality and duration of collateral investment to minimize losses

- Upon recall, the borrower must return the securities loaned within the normal settlement period



(1) A futures contract is an agreement to buy or sell a set quantity of an underlying instrument at a future date, or to make or receive a cash payment based on changes in the value of a securities index. An option is the right to buy or sell a set quantity of an underlying instrument at a predetermined price. A swap is a privately negotiated agreement to exchange one stream of payments for another. A forward foreign currency contract is an obligation to buy or sell a given currency on a future date and at a set price.

                                                                          /   10

--------------------------------------------------------------------------------
POTENTIAL RISKS
--------------------------------------------------------------------------------
MARKET CONDITIONS
- The fund's share price and performance will fluctuate in response to stock and bond market movements

- The value of the fund's bonds (and potentially its convertible securities and stocks) will fall when interest rates rise; the longer a bond's maturity and the lower its credit quality, the more its value typically falls

- Mortgage-backed and asset-backed securities (securities representing an interest in, or secured by, a pool of mortgages or other assets such as receivables) could generate capital losses or periods of low yields if they are paid off substantially earlier or later than anticipated

- Adverse market conditions may from time to time cause the fund to take temporary defensive positions that are inconsistent with its principal investment strategies and may hinder the fund from achieving its investment objective

MANAGEMENT CHOICES
- The fund could underperform its benchmark due to its securities and asset allocation choices

CREDIT QUALITY
- The default of an issuer would leave the fund with unpaid interest or principal

- Junk bonds (those rated BB/Ba or lower) have a higher risk of default, tend to be less liquid, and may be more difficult to value

FOREIGN INVESTMENTS
-  Currency exchange rate movements could reduce gains or create losses

- The fund could lose money because of foreign government actions, political instability, or lack of adequate and accurate information


- Investment risk tends to be higher in emerging markets; these markets also present higher liquidity and valuation risks


--------------------------------------------------------------------------------
POTENTIAL REWARDS
--------------------------------------------------------------------------------
MARKET CONDITIONS
- Stocks have generally outperformed more stable investments (such as bonds and cash equivalents) over the long term

- Bonds have generally outperformed money market investments over the long term, with less risk than stocks

- A diversified, balanced portfolio should mitigate the effects of wide market fluctuations, especially when stock and bond prices move in different directions

-  Most bonds will rise in value when interest rates fall

-  Mortgage-backed and asset-backed securities can offer attractive returns

MANAGEMENT CHOICES
-  The fund could outperform its benchmark due to these same choices

CREDIT QUALITY
-  Investment-grade bonds have a lower risk of default

-  Junk bonds offer higher yields and higher potential gains

FOREIGN INVESTMENTS
-  Favorable exchange rate movements could generate gains or reduce losses

- Foreign investments, which represent a major portion of the world's securities, offer attractive potential performance and opportunities for diversification


-  Emerging markets can offer higher returns


--------------------------------------------------------------------------------
POLICIES TO BALANCE RISK AND REWARD
--------------------------------------------------------------------------------
MARKET CONDITIONS
- Under normal circumstances the fund plans to remain fully invested, with approximately 65% in stocks and 35% in bonds and other fixed income securities; stock investments may include U.S. and foreign common stocks, convertible securities, preferred stocks, trust or partnership interests, warrants, rights, and investment company securities; bond investments may include U.S. and foreign corporate and government bonds, mortgage-backed and asset-backed securities, convertible securities, participation interests and private placements

-  The fund seeks to limit risk through diversification

- The fund seeks to limit risk and enhance total return or yields through careful management, sector allocation, individual securities selection, and duration management

- J.P. Morgan monitors interest rate trends, as well as geographic and demographic information, related to mortgage-backed securities and mortgage prepayments

- During severe market downturns, the fund has the option of investing up to 100% of assets in investment-grade short-term securities

MANAGEMENT CHOICES
- J.P. Morgan focuses its active management on securities selection, the area where it believes its commitment to research can most enhance returns

CREDIT QUALITY
- The fund maintains its own policies for balancing credit quality against potential yields and gains in light of its investment goals

- At least 75% of the fund's bonds must be investment-grade (BBB/Baa or better, of which 65% must be A or better), and no more than 25% BB/Ba or B; the fund may include unrated bonds of equivalent quality in these categories

- J.P. Morgan develops its own ratings of unrated securities and makes a credit quality determination for unrated securities

FOREIGN INVESTMENTS
- The fund anticipates that total foreign investments will not exceed 30% of assets


- The fund actively manages the currency exposure of its foreign investments relative to its benchmark, and may hedge back into the U.S. dollar from time to time (see also "Derivatives"), although the fund typically maintains full currency exposure to those emerging markets in which it invests



11  /  FUND DETAILS

--------------------------------------------------------------------------------
POTENTIAL RISKS
--------------------------------------------------------------------------------
ILLIQUID HOLDINGS
-  The fund could have difficulty valuing these holdings precisely

- The fund could be unable to sell these holdings at the time or price it desires

--------------------------------------------------------------------------------
POTENTIAL REWARDS
--------------------------------------------------------------------------------
ILLIQUID HOLDINGS
- These holdings may offer more attractive yields or potential growth than comparable widely traded securities

--------------------------------------------------------------------------------
POLICIES TO BALANCE RISK AND REWARD
--------------------------------------------------------------------------------
ILLIQUID HOLDINGS
-  The fund may not invest more than 15% of net assets in illiquid holdings

- To maintain adequate liquidity to meet redemptions, the fund may hold investment-grade short-term securities (including repurchase agreements and reverse repurchase agreements) and, for temporary or extraordinary purposes, may borrow from banks up to 33 1/3% of the value of its total assets


                                                           FUND DETAILS   /   12

--------------------------------------------------------------------------------
INVESTMENTS
--------------------------------------------------------------------------------

This table discusses the customary types of investments which can be held by the fund. In each case the principal types of risk are listed on the following page (see below for definitions).
This table reads across two pages.

--------------------------------------------------------------------------------
ASSET-BACKED SECURITIES Interests in a stream of payments from specific assets, such as auto or credit card receivables.
--------------------------------------------------------------------------------
BANK OBLIGATIONS Negotiable certificates of deposit, time deposits and bankers' acceptances of domestic and foreign issuers.
--------------------------------------------------------------------------------
COMMERCIAL PAPER Unsecured short term debt issued by domestic and foreign banks or corporations. These securities are usually discounted and are rated by S&P or Moody's.
--------------------------------------------------------------------------------
CONVERTIBLE SECURITIES Domestic and foreign debt securities that can be converted into equity securities at a future time and price.
--------------------------------------------------------------------------------
CORPORATE BONDS Debt securities of domestic and foreign industrial, utility, banking, and other financial institutions.
--------------------------------------------------------------------------------
MORTGAGES (DIRECTLY HELD) Domestic debt instruments which give the lender a lien on property as security for the loan payment.
--------------------------------------------------------------------------------
MORTGAGE-BACKED SECURITIES Domestic and foreign securities (such as Ginnie Maes, Freddie Macs, Fannie Maes) which represent interests in pools of mortgages, whereby the principal and interest paid every month is passed through to the holder of the securities.
--------------------------------------------------------------------------------
MORTGAGE DOLLAR ROLLS The purchase of mortgage-backed securities with the promise to purchase similar securities upon the maturity of the original security. Segregated accounts are used to offset leverage risk.
--------------------------------------------------------------------------------
PARTICIPATION INTERESTS Interests that represent a share of bank debt or similar securities or obligations.
--------------------------------------------------------------------------------
PRIVATE PLACEMENTS Bonds or other investments that are sold directly to an institutional investor.
--------------------------------------------------------------------------------
REITs AND OTHER REAL-ESTATE RELATED INSTRUMENTS Securities of issuers that invest in real estate or are secured by real estate.
--------------------------------------------------------------------------------
REPURCHASE AGREEMENTS Contracts whereby the fund agrees to purchase a security and resell it to the seller on a particular date and at a specific price.
--------------------------------------------------------------------------------
REVERSE REPURCHASE AGREEMENTS Contracts whereby the fund sells a security and agrees to repurchase it from the buyer on a particular date and at a specific price. Considered a form of borrowing.
--------------------------------------------------------------------------------
SOVEREIGN DEBT, BRADY BONDS, AND DEBT OF SUPRANATIONAL ORGANIZATIONS Dollar- or non-dollar-denominated securities issued by foreign governments or supranational organizations. Brady bonds are issued in connection with debt restructurings.
--------------------------------------------------------------------------------
SWAPS Contractual agreement whereby a party agrees to exchange periodic payments with a counterparty. Segregated accounts are used to offset leverage risk.
--------------------------------------------------------------------------------
TAX EXEMPT MUNICIPAL SECURITIES Securities, generally issued as general obligation and revenue bonds, whose interest is exempt from federal taxation and state and/or local taxes in the state where the securities were issued.
--------------------------------------------------------------------------------
U.S. GOVERNMENT SECURITIES Debt instruments (Treasury bills, notes, and bonds) guaranteed by the U.S. government for the timely payment of principal and interest.
--------------------------------------------------------------------------------
ZERO COUPON, PAY-IN-KIND, AND DEFERRED PAYMENT SECURITIES Domestic and foreign securities offering non-cash or delayed-cash payment. Their prices are typically more volatile than those of some other debt instruments and involve certain special tax considerations.
--------------------------------------------------------------------------------


RISK RELATED TO CERTAIN INVESTMENTS HELD BY J.P. MORGAN DIVERSIFIED FUND:

CREDIT RISK The risk a financial obligation will not be met by the issuer of a security or the counterparty to a contract, resulting in a loss to the purchaser.

CURRENCY RISK The risk currency exchange rate fluctuations may reduce gains or increase losses on foreign investments.

ENVIRONMENTAL RISK The risk that an owner or operator of real estate may be liable for the costs associated with hazardous or toxic substances located on the property.

EXTENSION RISK The risk a rise in interest rates will extend the life of a mortgage-backed security to a date later than the anticipated prepayment date, causing the value of the investment to fall.

INTEREST RATE RISK The risk a change in interest rates will adversely affect the value of an investment. The value of fixed income securities generally moves in the opposite direction of interest rates (decreases when interest rates rise and increases when interest rates fall).

LEVERAGE RISK The risk of gains or losses disproportionately higher than the amount invested.


13   /   FUND DETAILS

--------------------------------------------------------------------------------
INVESTMENTS
--------------------------------------------------------------------------------

X  Permitted (and if applicable, percentage of net assets limitation)

-  Permitted, but not typically used


                            PRINCIPAL TYPES OF RISK
--------------------------------------------------------------------------------

ASSET-BACKED SECURITIES    credit, interest rate, market, prepayment        X

BANK OBLIGATIONS           credit, currency, liquidity, political           X

COMMERCIAL PAPER           credit, currency, interest rate, liquidity,      X
                           market, political

CONVERTIBLE SECURITIES     credit, currency, interest rate, liquidity,      X
                           market, political, valuation

CORPORATE BONDS            credit, currency, interest rate, liquidity,      X
                           market, political, valuation

MORTGAGES (DIRECTLY HELD)  credit, environmental, extension, interest rate, -
                           liquidity, market, natural event, political, prepayment, valuation

MORTGAGE-BACKED SECURITIES credit, currency, extension, interest rate,      X
                           leverage, liquidity, market, political,
                           prepayment


MORTGAGE DOLLAR ROLLS      currency, extension, interest rate, leverage,    X(1)
                           liquidity, market, political, prepayment


PARTICIPATION INTERESTS    credit, currency, extension, interest rate,      X
                           liquidity, political, prepayment

PRIVATE PLACEMENTS         credit, interest rate, liquidity, market,        X
                           valuation

REITs AND OTHER            credit, interest rate, liquidity, market,        X
REAL-ESTATE RELATED        natural event, prepayment, valuation
INSTRUMENTS

REPURCHASE AGREEMENTS      credit                                           X


REVERSE REPURCHASE         credit                                           X(1)
AGREEMENTS


SOVEREIGN DEBT, BRADY      credit, currency, interest rate, market,         X
BONDS, AND DEBT OF         political
SUPRANATIONAL
ORGANIZATIONS

SWAPS                      credit, currency, interest rate, leverage,       X
                           market, political

TAX EXEMPT MUNICIPAL       credit, interest rate, market, natural event,    -
SECURITIES                 political

U.S. GOVERNMENT SECURITIES interest rate                                    X

ZERO COUPON, PAY-IN-KIND,  credit, currency, interest rate, liquidity,      X
AND DEFERRED PAYMENT       market, political, valuation
SECURITIES


(1) All borrowing activities, including mortgage dollar rolls and reverse repurchase agreements, are subject to an aggregate limit of 33 1/3% of the fund's total assets.when interest rates rise and increases


LIQUIDITY RISK The risk the holder may not be able to sell the security at the time or price it desires.

MARKET RISK The risk that when the market as a whole declines, the value of a specific investment will decline proportionately. This systematic risk is common to all investments and the mutual funds that purchase them.

NATURAL EVENT RISK The risk a natural disaster, such as a hurricane or similar event, will cause severe economic losses and default in payments by the issuer of the security.

POLITICAL RISK The risk governmental policies or other political actions will negatively impact the value of the investment.

PREPAYMENT RISK The risk declining interest rates will result in unexpected prepayments, causing the value of the investment to fall.

VALUATION RISK The risk the estimated value of a security does not match the actual amount that can be realized if the security is sold.


                                                         FUND DETAILS    /    14

--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS

The financial tables are intended to help you understand the fund's financial performance for the past five fiscal years. Certain information reflects financial results for a single fund share. The total returns in the table represent the rate that an investor would have earned (or lost) on an investment in the fund (assuming reinvestment of all dividends and distributions). This information has been audited by PricewaterhouseCoopers LLP, whose report, along with the fund's financial statements, are included in the fund's annual report, which is available upon request.

================================================================================

J.P. MORGAN DIVERSIFIED FUND


------------------------------------------
PER-SHARE DATA                               For fiscal years ended June 30
---------------------------------------------------------------------------------------------------------------------------
                                                                                  1996     1997    1998     1999     2000
NET ASSET VALUE, BEGINNING OF YEAR($)                                            11.20    12.22   13.89    15.06    16.36
---------------------------------------------------------------------------------------------------------------------------
Income from investment operations:
   Net investment income ($)                                                      0.30     0.37    0.33     0.34     0.36
   Net realized and unrealized gain (loss)
   on investment and foreign currency ($)                                         1.48     2.02    2.03     1.61     0.70
===========================================================================================================================
TOTAL FROM INVESTMENT OPERATIONS ($)                                              1.78     2.39    2.36     1.95     1.06
---------------------------------------------------------------------------------------------------------------------------
Less distributions to shareholders from:
   Net investment income ($)                                                     (0.32)   (0.32)  (0.53)   (0.35)   (0.26)
   Net realized gain ($)                                                       . (0.44)   (0.40)  (0.66)   (0.30)   (0.55)
===========================================================================================================================
TOTAL DISTRIBUTIONS ($)                                                          (0.76)   (0.72)  (1.19)   (0.65)   (0.81)
---------------------------------------------------------------------------------------------------------------------------
NET ASSET VALUE, END OF YEAR ($)                                                 12.22    13.89   15.06    16.36    16.61
---------------------------------------------------------------------------------------------------------------------------
------------------------------------------
RATIOS AND SUPPLEMENTAL DATA
---------------------------------------------------------------------------------------------------------------------------
TOTAL RETURN (%)                                                                 16.51    20.52   18.06    13.35     6.61
---------------------------------------------------------------------------------------------------------------------------
NET ASSETS, END OF YEAR ($ THOUSANDS)                                           53,198   70,338 227,064  266,326  358,500
---------------------------------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS
---------------------------------------------------------------------------------------------------------------------------
   NET EXPENSES (%)                                                               0.98     0.98    0.98     0.98     0.96
   ------------------------------------------------------------------------------------------------------------------------
   NET INVESTMENT INCOME (%)                                                      3.04     3.00    2.81     2.22     2.19
   ------------------------------------------------------------------------------------------------------------------------
   EXPENSES WITHOUT REIMBURSEMENT (%)                                             1.36     1.25    1.07     1.01     0.98
   ------------------------------------------------------------------------------------------------------------------------
PORTFOLIO TURNOVER (%)(1)                                                          144      100      82      144      217
---------------------------------------------------------------------------------------------------------------------------


(1) Represents the turnover of the Diversified Portfolio.


15  /  FUND DETAILS

                   (THIS PAGE IS INTENTIONALLY LEFT BLANK)














                                                                           /  16

--------------------------------------------------------------------------------
FOR MORE INFORMATION
--------------------------------------------------------------------------------

For investors who want more information on the fund, the following documents are available free upon request:

ANNUAL/SEMI-ANNUAL REPORTS Contain financial statements, performance data, information on portfolio holdings, and a written analysis of market conditions and fund performance for the fund's most recently completed fiscal year or half-year.

STATEMENT OF ADDITIONAL INFORMATION (SAI) Provides a fuller technical and legal description of the fund's policies, investment restrictions, and business structure. This prospectus incorporates the SAI by reference.

Copies of the current versions of these documents, along with other information about the fund, may be obtained by contacting:


J.P. MORGAN DIVERSIFIED FUND
Morgan Christiana Center
J.P. Morgan Funds Services - 2/OPS3
500 Stanton Christiana Road
Newark, DE 19713


TELEPHONE:  1-800-521-5411

HEARING IMPAIRED:  1-888-468-4015

EMAIL:  JPM_Mutual_Funds@JPMorgan.com


Text-only versions of these documents and this prospectus are available, upon payment of a duplicating fee, from the Public Reference Room of the Securities and Exchange Commission in Washington, D.C. (1-202-942-8090) and may be viewed on-screen or downloaded from the SEC's Internet site at http://www.sec.gov. The fund's investment company and 1933 Act registration numbers are:



J.P. Morgan Diversified Fund ............................811-07340 and 033-54632


J.P. MORGAN FUNDS AND THE
MORGAN TRADITION

The J.P. Morgan Funds combine a heritage of integrity and financial leadership with comprehensive, sophisticated analysis and management techniques. Drawing on J.P. Morgan's extensive experience and depth as an investment manager, the J.P. Morgan Funds offer a broad array of distinctive opportunities for mutual fund investors.



     JPMORGAN
--------------------------------------------------------------------------------
     J.P. MORGAN FUNDS

     ADVISOR                                      DISTRIBUTOR
     J.P. Morgan Investment Management Inc.       Funds Distributor, Inc.
     522 Fifth Avenue                             60 State Street
     New York, NY 10036                           Boston, MA 02190
     1-800-521-5411                               1-800-221-7930


                                                                    IMPR10 11/00